UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RITCHIE BROS. AUCTIONEERS INCORPORATED
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
9500 Glenlyon Parkway Burnaby, British Columbia Canada V5J 0C6 (778) 331-5500 (Address of Principal Executive Offices)

Amended and Restated Stock Option Plan

Amended and Restated Senior Executive Restricted Share Unit Plan

Amended and Restated Employee Restricted Share Unit Plan

Senior Executive Performance Share Unit Plan

Employee Performance Share Unit Plan

(Full titles of the plans)

Ritchie Bros. Auctioneers (America) Inc.

15500 Eastex Frwy

Humble, Texas 77396

Telephone: (713) 445-5200

(Name, address and telephone number, including area code, of agent for service)

With a copy to

Christopher L. Doerksen

Dorsey & Whitney LLP

701 Fifth Avenue, Suite 6100

Seattle, WA 98104

(206) 903-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, no par value(3)	5,200,000	$34.50	$179,400,000	$21,743.28
Common shares, no par value(4)	500,000	$34.50	$17,250,000	$2,090.70
Common shares, no par value(5)	1,300,000	$34.50	$44,850,000	$5,435.82
Total	7,000,000		$241,500,000	$29,269.80

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the provisions of the plan.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and 457(c). The proposed maximum aggregate offering price is based upon the average of the high and low prices of the common shares reported on the New York Stock Exchange on May 2, 2019 for (i) common shares reserved for future issuances under the Amended and Restated Stock Option Plan (the “Option Plan”), (ii) common shares reserved for issuance or delivery under the Amended and Restated Senior Executive Restricted Share Unit Plan (the “Senior Executive RSU Plan”); (iii) common shares reserved for issuance or delivery under the Amended and Restated Employee Restricted Share Unit Plan (the “Employee RSU Plan” and together with the Senior Executive RSU Plan, the “RSU Plans”); (iv) common shares reserved for issuance or delivery under the Senior Executive Performance Share Unit Plan (the “Senior Executive PSU Plan”); and (vi) common shares reserved for issuance or delivery under the Employee Performance Share Unit Plan (the “Employee PSU Plan” and together with the Senior Executive PSU Plan, the “PSU Plans”).
(3)	Represents common shares, without par value, issuable by Ritchie Bros. Auctioneers Incorporated (the “Company”) pursuant to the Option Plan.
(4)	Represents common shares, without par value, issuable by the Company or deliverable pursuant to open market purchases pursuant to the RSU Plans.
(5)	Represents common shares, without par value, issuable by the Company or deliverable pursuant to open market purchases pursuant to the PSU Plans.

PART II.        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are hereby incorporated in this registration statement by reference:

(a)	The Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 28, 2019;

(b)	All other reports filed by the Company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2018; and

(c)	The description of the Company’s common shares contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 26, 1997, including any amendments or reports filed for the purposes of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Canada Business Corporations Act

The Company is a Canadian corporation governed by the Canada Business Corporations Act, as amended (the “CBCA”). Section 124 of the CBCA provides as follows:

(1) Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) Advance of costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

(3) Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual

(a)	acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4) Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5) Right to indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a)	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)	fulfills the conditions set out in subsection (3).

(6) Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a)	in the individual’s capacity as a director or officer of the corporation; or

(b)	in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

(7) Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8) Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9) Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

By-laws of the Company

Sections 6 and 7 of By-Law No. 1 of the Company provide as follows:

6. Indemnification of directors and officers. The Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Canada Business Corporations Act.

7. Indemnity of others. Except as otherwise required by the Canada Business Corporations Act and subject to paragraph 6, the Company may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent of or participant in another body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Company and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Company and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

Insurance

The Company carries liability insurance which provides for coverage for officers and directors of the Company and its subsidiaries, subject to a deductible for executive indemnification.

Indemnification Agreements

In addition, the Company has entered into separate indemnification agreements with each of its executive officers and directors, which agreements provide for indemnification of the director or officer, to the fullest extent permitted by law, against certain expenses, judgments, fines and amounts incurred by each such officer or director in connection with certain threatened, pending or completed actions, suits or proceedings. The indemnification agreements also provide that, upon a good faith determination by the Company’s board of directors, the Company will advance funds to the indemnified person for any costs, charges, expenses retainers or legal fees incurred of paid by the indemnified person in connection with certain claims. The indemnified person may be required to repay such advances in certain situations if a court determines that the indemnified person was not entitled to be indemnified or if the indemnified person was reimbursed by an insurer or other third party in respect of the same subject matter.

Securities Act of 1933

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 8, 2016)

4.2	Amendment No. 1 to the Amended and Restated Stock Option Plan (incorporated by reference to Appendix A to the Company’s definitive proxy statement filed on March 27, 2019)

4.3	Amended and Restated Senior Executive Restricted Share Unit Plan (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-8 filed on November 9, 2017)

4.4	Amendment No. 1 to the Senior Executive Restricted Share Unit Plan (incorporated by reference to Appendix D to the Company’s definitive proxy statement filed on March 27, 2019)

4.5	Amended and Restated Employee Restricted Share Unit Plan (incorporated by reference to Exhibit 4.2 to the Company’s registration statement on Form S-8 filed on November 9, 2017)

4.6	Amendment No. 1 to the Employee Restricted Share Unit Plan (incorporated by reference to Appendix E to the Company’s definitive proxy statement filed on March 27, 2019)

4.7	Senior Executive Performance Share Unit Plan (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed on February 25, 2016)

4.8	Amendment No. 1 to the Senior Executive Performance Share Unit Plan dated August 8, 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2018)

4.9	Amendment No. 2 to the Senior Executive Performance Share Unit Plan (incorporated by reference to Appendix B to the Company’s definitive proxy statement filed on March 27, 2019)

4.10	Employee Performance Share Unit Plan (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on February 25, 2016)

4.11	Amendment No. 1 to the Employee Performance Share Unit Plan dated August 8, 2018 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2018)

4.12	Amendment No. 2 to the Employee Performance Share Unit Plan (incorporated by reference to Appendix C to the Company’s definitive proxy statement filed on March 27, 2019)

5.1	Opinion of McCarthy Tétrault LLP

23.1	Consent of McCarthy Tétrault LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Powers of Attorney (included in signature page)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 8, 2016)

4.2	Amendment No. 1 to the Amended and Restated Stock Option Plan (incorporated by reference to Appendix A to the Company’s definitive proxy statement filed on March 27, 2019)

4.3	Amended and Restated Senior Executive Restricted Share Unit Plan (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-8 filed on November 9, 2017)

4.4	Amendment No. 1 to the Senior Executive Restricted Share Unit Plan (incorporated by reference to Appendix D to the Company’s definitive proxy statement filed on March 27, 2019)

4.5	Amended and Restated Employee Restricted Share Unit Plan (incorporated by reference to Exhibit 4.2 to the Company’s registration statement on Form S-8 filed on November 9, 2017)

4.6	Amendment No. 1 to the Employee Restricted Share Unit Plan (incorporated by reference to Appendix E to the Company’s definitive proxy statement filed on March 27, 2019)

4.7	Senior Executive Performance Share Unit Plan (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed on February 25, 2016)

4.8	Amendment No. 1 to the Senior Executive Performance Share Unit Plan dated August 8, 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2018)

4.9	Amendment No. 2 to the Senior Executive Performance Share Unit Plan (incorporated by reference to Appendix B to the Company’s definitive proxy statement filed on March 27, 2019)

4.10	Employee Performance Share Unit Plan (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on February 25, 2016)

4.11	Amendment No. 1 to the Employee Performance Share Unit Plan dated August 8, 2018 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2018)

4.12	Amendment No. 2 to the Employee Performance Share Unit Plan (incorporated by reference to Appendix C to the Company’s definitive proxy statement filed on March 27, 2019)

5.1	Opinion of McCarthy Tétrault LLP

23.1	Consent of McCarthy Tétrault LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Powers of Attorney (included in signature page)

Signatures

The Company. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, Province of British Columbia, Canada, on this 9th day of May, 2019.

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:	/s/ Sharon R. Driscoll
Name: Title:	Sharon R. Driscoll Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ravi K. Saligram and Sharon R. Driscoll, or either of them, as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), exhibits thereto, and other documents in connection therewith to this registration statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ravi K. Saligram	Chief Executive Officer, Director and Authorized Representative in	May 9, 2019
Ravi K. Saligram	the United States (Principal Executive Officer)

/s/ Sharon R. Driscoll	Chief Financial Officer (Principal Financial Officer and Principal	May 9, 2019
Sharon R. Driscoll	Accounting Officer)

/s/ Beverley A. Briscoe	Chair of the Board	May 9, 2019
Beverley A. Briscoe

/s/ Robert G. Elton	Director	May 9, 2019
Robert G. Elton

/s/ J. Kim Fennell	Director	May 9, 2019
J. Kim Fennell

/s/ Erik Olsson	Director	May 9, 2019
Erik Olsson

/s/ Sarah Raiss	Director	May 9, 2019
Sarah Raiss

/s/ Amy Guggenheim Shenkan	Director	May 9, 2019
Amy Guggenheim Shenkan

/s/ Christopher Zimmerman	Director	May 9, 2019
Christopher Zimmerman